Exhibit 3.2
AMENDMENT NO. 2
TO THE
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
DAIMLERCHRYSLER WHOLESALE RECEIVABLES LLC
     This Amendment No. 2 to the Amended and Restated Limited Liability Company Agreement of DaimlerChrysler Wholesale Receivables LLC (the “Company”), dated as of December 17, 2008 (this “Amendment”), is made and entered into by CHRYSLER SPV LLC, a Michigan limited liability company (formerly known as Chrysler Financial Receivables Corporation) and CHRYSLER AUTO RECEIVABLES COMPANY, a Delaware corporation, as the members of the Company (the “Members”).
WITNESSETH
     WHEREAS, the Company is a Delaware limited liability company that was formed under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (the “Act”), pursuant to (i) the Certificate of Formation of the Company as filed with the office of the Secretary of State of the State of Delaware on February 24, 2000, and (ii) the Limited Liability Company Agreement of the Company, dated as of February 29, 2000 (the “Initial LLC Agreement”);
     WHEREAS, the Initial LLC Agreement was amended and restated in its entirety by the Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 31, 2000, as amended by the First Amendment thereto, dated as of August 2, 2007 (as so amended, the “Current LLC Agreement”);
     WHEREAS, the Members desire to change the name of the Company and amend the Current LLC Agreement as set forth herein;
     NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:
I. AMENDMENTS.
     A. The Current LLC Agreement is hereby amended by deleting the phrase “DaimlerChrysler Wholesale Receivables LLC” in each and every instance in which such phrase appears and replacing it with the following phrase:
     “Chrysler Financial Wholesale Receivables LLC”
     B. Section 1.2 of the Current LLC Agreement is hereby deleted in its entirety and replaced with the following:

     “1.2 Name and Office. The name of the Company shall be Chrysler Financial Wholesale Receivables LLC, and its office shall be located at 27777 Inkster Road, Farmington Hills, Michigan 48334 or such other place as the Members may determine from time to time.”
II. MISCELLANEOUS.
     A. Successors and Assigns. This Amendment shall be binding upon, and shall enure to the benefit of, the parties hereto, and their respective successors and assigns.
     B. Full Force and Effect. Except to the extent modified hereby, the Current LLC Agreement shall remain in full force and effect.
     C. Governing Law. The validity and interpretation of, and the sufficiency and performance under, this Amendment shall be governed by Delaware law, without regard to principles of conflict of laws.
     D. Effectiveness of Amendment. This Amendment shall be effective immediately upon execution by the parties hereto.
     E. Capitalized Terms. Capitalized terms used herein and not otherwise defined are used as defined in the Current LLC Agreement.
     F. Severability of Provisions. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment which are valid, enforceable and legal.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.

CHRYSLER SPV LLC, as Member
By:	/s/ Q. Gwynn Lam
	Name:	Q. Gwynn Lam
	Title:	Assistant Secretary

CHRYSLER AUTO RECEIVABLES COMPANY, as Member
By:	/s/ Q. Gwynn Lam
	Name:	Q. Gwynn Lam
	Title:	Assistant Secretary

DCWR Name Change — Amendment No. 2